Exhibit 99.1

Progress Acquisition Corp. Announces Pricing of Upsized $150 Million Initial Public Offering

Boston, MA February 9, 2021 /GLOBE NEWSWIRE/ -- Progress Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 15,000,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading today, Tuesday, February 9, 2021, under the ticker symbol “PGRWU.” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PGRW” and “PGRWW,” respectively.

The offering is expected to close on February 11, 2021, subject to customary closing conditions.

Progress Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to focus on opportunities in media, entertainment, and technology, with an emphasis on attractive targets that fall in the digital ecosystem. The Company is led by Chairman Carl Vogel, CEO and Director, Warren Schlichting, Directors Richard Battista, Chris Kelly, Sanjay Puri and Luisa Ingargiola, President David Arslanian and CFO Richard Gallagher.

EarlyBirdCapital, Inc. is acting as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on February 8, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Richard Gallagher
Chief Financial Officer
Progress Acquisition Corp.
(617) 401-2700